UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     March 23, 2010

First Bancorp
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

341 North Main Street Troy, North Carolina 27371
(Address of Principal Executive Offices) (Zip Code)

(910) 576-6171
(Registrant’s Telephone Number, including area code)

Not Applicable
(Former Name or Address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIRST BANCORP

Index

		Page

Item 5.02. –	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements Of Certain Officers	3

Signatures		4

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 23, 2010, Daniel T. Blue, Jr., R. Winston Dozier, and Richard H. Moore were elected to the board of directors (the “Board”) of First Bancorp (the “Company”).  These three individuals were appointed to the Board by the current members of the Board to fill vacancies created by the expansion of the size of the Board from 15 to 18 in accordance with the Company’s bylaws.  The terms of Mr. Blue, Mr. Dozier and Mr. Moore commenced on March 23, 2010 and will expire at the next Annual Meeting of Shareholders or when their successors have been elected and qualified.  In connection with their election to the Board, Mr. Blue and Mr. Moore have been appointed to the Board’s Executive Committee and Audit Committee, and Mr. Dozier has been appointed to the Board’s Executive Committee.

There are no arrangements or understandings between any of Mr. Blue, Mr. Dozier or Mr. Moore and any other persons relating to the election of any of such individuals to the Board.  None of the individuals named above has any relationship or has entered into any transaction that would be reportable under Item 404(a) of Regulation S-K, except for deposit accounts or loans with the Company’s banking subsidiary.  Any such loans made to these individuals or their affiliates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectability or present other unfavorable features.  None of these loans are on nonaccrual status or are otherwise impaired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       March 24, 2010

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
Name:	Jerry L. Ocheltree
Title:	President and Chief Executive Officer